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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $121,020      $106,736
  Interest expense                                     135,952       167,238
  Implicit interest in rents                             4,373         4,277

Total earnings                                        $261,345      $278,251


Fixed charges:
  Interest expense                                    $135,952      $167,238
  Implicit interest in rents                             4,373         4,277

Total fixed charges                                   $140,325      $171,515


Ratio of earnings to fixed charges                        1.86          1.62